QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Hoover's, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

        Filed by Hoover's, Inc.
Pursuant to Rule 14a-6(b)
of the Securities Exchange Act of 1934

        Subject Company: Hoover's, Inc.
Commission File No.: 000-26097

        The following is the text of a letter sent by Hoover's, Inc. to its shareholders on January 16, 2003:

        [Hoover's Logo]

January 16, 2003

Dear Fellow Shareholder:

Recently we mailed to you proxy materials concerning the Special Meeting of Hoover's, Inc. to be held on February 14, 2003, at which our shareholders will have the opportunity to approve a merger with The Dun & Bradstreet Corporation (D&B). Upon completion of the merger, you will be entitled to receive $7 in cash for each Hoover's share that you own.

Your Board of Directors unanimously approved the proposed merger as in the best interests of all shareholders and recommends that you vote FOR Proposal 1. In addition, our two largest shareholders have committed to vote their shares in favor of the transaction. We urge you to vote FOR the merger by signing, dating and returning the enclosed proxy card today in the envelope provided.

Before reaching its recommendation that you vote FOR the proposed merger, your Board, assisted by senior management and its outside legal and financial advisors, undertook an exhaustive examination of a wide range of strategic alternatives available to Hoover's, including the D&B offer. Our independent financial advisors solicited interest from 17 qualified potential buyers in addition to D&B. After a thorough review, your Board concluded that the D&B proposal represented the best alternative available to Hoover's shareholders.

$7 Cash Now vs. Future Risk

The price of $7.00 cash per Hoover's share represents a premium of 30.8% over the closing price of our stock on December 5, 2002, the last trading day before the transaction was announced. Prior to that date, Hoover's stock had not traded above $7.00 per share since September 2000. The Board also considers the price attractive in light of the analysis conducted by its financial advisors in connection with their fairness opinion, including an analysis of the multiples of revenues and cash flows for other companies in our industry.

Your Board believes that the merger consideration delivers fair value for your investment now and that it recognizes the risks and challenges that we would confront as an independent entity. While we have made great strides in restoring Hoover's to profitability and growing our business, we recognize that the future holds real risks for us:

  •
  Hoover's stock has limited trading volume and public float  - Hoover's stock ownership is highly concentrated and the stock is very thinly traded. Therefore, shareholders seeking to sell a meaningful number of shares could drive down the price significantly. If Hoover's repurchases stock in the public market through a dutch auction or tender, this problem would be further aggravated.

  •
  Hoover's industry is dominated by much larger companies seeking to compete in our markets  - Future growth would require significant investment—investment that also carries risk—and we would be competing against companies with far greater resources than our own.

While we have confidence in Hoover's business model, it is your Board's job to be realistic about the future value of your investment. In light of these and other future risks and uncertainties, your Board of Directors has determined that the $7.00 all cash offer from D&B is in the best interests of all shareholders.

Since approval of the merger requires the affirmative vote of a majority of our outstanding common stock, your vote is important. We urge you to vote FOR the merger today, by signing, dating and returning the enclosed proxy card in the envelope provided.

Thank you for your consideration.

Sincerely,

/s/  JEFFREY R. TARR
 Jeffrey R. Tarr
Chairman, Chief Executive Officer and President

If you have any questions, or need assistance in voting your shares, please call our proxy solicitor,
INNISFREE M&A INCORPORATED TOLL-FREE, at 1-888-750-5834
IMPORTANT NOTE:
If you hold your shares through a bank or broker, you may be able to vote by telephone or via the Internet. Please call Innisfree at 1-888-750-5834 for assistance.

QuickLinks

$7 Cash Now vs. Future Risk